                                  Exhibit 99.2

[e-mail message]

-----Original Message-----
From: Matis [mailto:matis@vsustech.com]
Sent: Thursday, January 06, 2005 8:14 PM
To: amiram@SAFe-mail.net
Cc: Samuel Shafner; iberkowitz@greatcourtcapital.com
Subject: Your positions with Vsus and its subsidaries

Amiram

Your notice is unacceptable and has no standing !

1- It is highly unlikely that you have a majority shareholder consent when you clearly do not have a majority stake in the company. This further confirms your inability to lead and to familiarize yourself with the shareholder status and the bylaws of the company. You will have to back up your statements with documents to prove your actions, the mere fact that you make unqualified statements does not make them binding.

2-The board of directors must meet in order to make the decision you claim , and there was no board meeting of this nature.

3-Your claim and demand for funds (as I have responded to on many occasions, unfortunately you chose to bury your head in the sand instead of dealing with the issues at hand)to be returned to the company is unacceptable, authorization was in my right and the funds have been owed to me to which invoices have been delivered to the company and been held since Jan and March of this year. If anything should be challenged it should be you management of the Discount bank and funds taken by you and Hannah .In addition My January invoice is en route and I expect timely payment. My actions have been clear and in the best interest of the company, you on the other hand will be questioned as to your intentions and how you put yourself interest before the companies'...

4- As far as my contract is concerned there is clear instructions as to how to deal with challenges and conceived breaches in addition to remedies, which were not met by you and therefore I as always continue to act in my capacity as
President and Director of Vsus and its affiliates with the sole interest of furthering the opportunities and growth of the company.(can you say the same?)

While this letter is a quick response to your continual hast and unprofessional actions it by no means reflects a complete response, which you will receive unless I receive an immediate retraction over the weekend. Nothing herein shall be deemed or construed as a waiver of any additional claims that I may have against you and I reserve all rights in this matter and others.

In light of the current negotiations of your amicable departure from the company
I see this as a tactical ploy to which I'm sure you have not given full disclosure to the said bodies you claim to have consulted and received approval just as it has been in the past, to which you clearly have have not thought through the ramifications to you and the company ,and offer you a chance to rescind before I take action. Amiram at the very same time you are negotiating a interrelated party transaction taking such an action can only put you the company and your deal in jeopardy.If this is not clear to you then I will be happy to expand upon it!

All the best,

Matis Cohen